As filed with the Securities and Exchange Commission on February 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPANSION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3898239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Address, including Zip Code, and telephone number,

including area code, of Principal Executive Offices)

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bertrand F. Cambou

Chief Executive Officer

Spansion Inc.

915 DeGuigne Drive, P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Name, Address and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Tad J. Freese

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

(415) 391-0600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration fee
2005 EQUITY INCENTIVE PLAN Class A Common Stock, par value $0.001 per share	9,500,000	$13.13	$124,735,000	$13,347

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Class A Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average ($13.13) of the reported high ($13.30) and low ($12.96) sale prices of the Class A Common Stock, as reported on The Nasdaq National Market on February 7, 2006.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 9,500,000 shares of Registrant’s Class A Common Stock to be issued pursuant to awards granted under the Registrant’s 2005 Equity Incentive Plan.

Item 3. Incorporation of Documents by Reference.

The following documents filed by Spansion Inc. (the “Registrant”) are incorporated in this Registration Statement by reference as of their respective dates:

(1)	The Registrant’s prospectus filed under the Securities Act (File No. 333-124041) pursuant to Rule 424(b) on December 16, 2005.

(2)	The Registrant’s Form 8-A, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 13, 2005.

All documents the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any information that the Registrant later files with the Commission will automatically update and supersede the information and statements contained in a document incorporated by reference herein. Any statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the

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corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors, and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors and that provides for the indemnification of directors to the fullest extent permissible under Delaware law.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by the DGCL;

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	The Registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification;

•	The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The Registrant has entered into separate indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors by Section 145 of the DGCL and that allow for certain additional procedural protections. The Registrant intends to enter into indemnification agreements with its executive officers and any new directors in the future.

The indemnification provisions of the Registrant’s certificate of incorporation and bylaws and the indemnification agreements to be entered into between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant’s directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Latham & Watkins LLP, as to the legality of the securities being registered.

10.1	2005 Equity Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

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Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 9, 2006.

SPANSION INC.

By:	/s/ Robert C. Melendres
Robert C. Melendres
Executive Vice President, Corporate Development, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert C. Melendres and Laurie A. Webb, each with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 9, 2006.

/s/ Bertrand F. Cambou Bertrand F. Cambou	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Eric Branderiz Eric Branderiz	Interim Chief Financial Officer, Vice President and Corporate Controller (Principal Financial and Accounting Officer)

/s/ David K. Chao David K. Chao	Director

/s/ Patti S. Hart Patti S. Hart	Director

/s/ Toshihiko Ono Toshihiko Ono	Director

/s/ Robert J. Rivet Robert J. Rivet	Director

/s/ David E. Roberson David E. Roberson	Director

/s/ Hector De J. Ruiz Hector De J. Ruiz	Chairman of the Board of Directors

INDEX TO EXHIBITS

5.1	Opinion of Latham & Watkins LLP, as to the legality of the securities being registered.

10.1	2005 Equity Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).